Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered this 1st day of June, 2014 (the “Effective Date”) between Bright Mountain Holdings, Inc., a Florida corporation whose principal place of business is 6400 Congress Avenue, Suite 2250, Boca Raton, FL 33486 (the “Corporation”) and W. Kip Speyer, an individual whose address is _________________ (the “Executive”).

RECITALS

WHEREAS, the Corporation is Bright Mountain Holdings, Inc., (the “Business”).

WHEREAS, the Corporation desires to employ the Executive and the Executive desires to be employed by the Corporation.

WHEREAS, the Executive, by virtue of the Executive's employment with the Corporation, will become familiar with and possessed with the manner, methods, trade secrets and other confidential information pertaining to the Corporation's business, including the Corporation's client base.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Corporation and the Executive do hereby agree as follows:

1.

Recitals.  The above recitals are true, correct, and are herein incorporated by reference.

2.

Employment.  The Corporation hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

3.

Authority and Power During Employment Period.

a.

Duties and Responsibilities.  During the term of this Agreement, the Executive will serve as Chairman, President and Chief Executive Officer and shall have general executive operating supervision over the property, business and affairs of the Corporation, its subsidiaries and divisions, subject to the guidelines and direction of the Board of Directors of the Corporation.

b.

Time Devoted.  Throughout the term of the Agreement, the Executive shall devote substantially most of the Executive's business time and attention to the business and affairs of the Corporation consistent with the Executive's senior executive position with the Corporation, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude the Executive from engaging in personal business, including as a member of the Board of Directors of affiliated companies, charitable and community affairs, provided that such activities do not interfere with the regular performance of the Executive's duties and responsibilities under this Agreement.

4.

Term.  The Term of employment hereunder will commence on the Effective Date and end on the 3rd anniversary of the Effective Date and may be extended for an additional one (1) year period (each a “Renewal Term”) by written notice given by the Corporation to the Executive at least 180 days before the expiration of the Term or the Renewal Term, as the case may be, unless this Agreement shall have been terminated pursuant to Section 6 of this Agreement.

5.

Compensation and Benefits.

a.

Salary.  The Executive shall be paid a base salary (“Base Salary”), payable in accordance with the Corporation's policies from time to time for senior executives, at an annual rate of $75,000.

b.

Discretionary Bonus.  The Executive may be awarded a bonus from time to time and in such amounts as may be determined by the Board of Directors of the Corporation in their sole discretion.

c.

Executive Benefits.  The Executive shall be entitled to participate in all benefit programs of the Corporation currently existing or hereafter made available to executive and/or salaried employees including, but not limited to, stock option plans, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, dental, salary continuation, vacation and holidays, long-term disability, and other fringe benefits.  Executive shall also be entitled to receive reimbursement of auto insurance, auto repairs and maintenance, gas for his automobile, and charges for cell phone.

d.

Vacation.  During each fiscal year of the Corporation, the Executive shall be entitled to 4 weeks of vacation.

e.

Business Expense Reimbursement.  During the Term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Corporation) in performing services hereunder, provided the Executive properly accounts therefor.

6.

Termination.

a.

Death.  This Agreement will terminate upon the death of the Executive; however, the Executive's Base Salary shall be paid to the Executive's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive, for a period of 1 year after the date of death at the annual rate in effect immediately prior to his death in addition to any Annual Bonus which shall have been earned at the time of the death of the Executive. Other death benefits will be determined in accordance with the terms of the Corporation's benefit programs and plans.

b.

Disability.

(1)

The Executive's employment will terminate in the event of his disability, upon the first day of the month following the determination of disability as provided below. Following such a termination, the Executive shall be entitled to compensation in accordance with the Corporation's disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive his Base Salary, at the annual rate in effect immediately prior to the commencement of disability, for 1 year after the termination. Any amounts provided for in this Section 6b shall not be offset by other long-term disability benefits provided to the Executive by the Corporation or Social Security.

(2)

“Disability,” for the purposes of this Agreement, shall be deemed to have occurred if the Executive is unable, by reason of a physical or mental condition, to perform his duties under this Agreement for an aggregate of 180 days in any 12-month period.

c.

Termination by the Corporation For Cause.

(1)

Nothing herein shall prevent the Corporation from terminating Executive for Cause, as hereinafter defined.  The Executive shall continue to receive compensation only for the period ending with the date of such termination as provided in this Section 6c. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(2)

“Cause” shall mean (A) committing or participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or blatant dishonesty against the Corporation; (B) engaging in a criminal enterprise against the Corporation involving moral turpitude; (C) conviction for a felony under the laws of the United States or any state thereof.

(3)

Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a written notice of termination stating that the Executive committed a specific type of conduct set forth in Section 6c(2) of this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct set forth in Section 6c(2) from the date Executive received such notice.

d.

Termination by the Corporation Other Than For Cause.

(1)

The foregoing notwithstanding, the Corporation may terminate the Executive's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6c above, the Corporation may terminate this Agreement upon giving the Executive 1 years' prior written notice. During such 1 year period, the Executive shall continue to perform the Executive's duties pursuant to this Agreement. Notwithstanding any such termination, the Corporation shall continue to pay to the Executive the Base Salary and Executive Benefits he would be entitled to receive under this Agreement for the balance of the Term of this Agreement; and at the end of the 1 year period, the Corporation shall pay to the Executive a lump sum equal to two (2) times the Executive's annual Base Salary, as of the date of termination, together with any Annual Bonus which may have been earned as of the date of termination.

e.

Voluntary Termination.  If the Executive terminates the Executive's employment on the Executive's own volition (except as provided in Section 6f) prior to the expiration of the Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be required to give the Corporation a one (1) year prior written notice during which time Executive shall continue to perform duties pursuant to this agreement.

f.

Constructive Termination of Employment. A termination by the Corporation without Cause under Section 6d shall be deemed to have occurred upon the occurrence of one or more of the following events without the express written consent of the Executive:

(1)

a material breach of the Agreement by the Corporation; or

(2)

failure by a successor company to assume the obligations under the Agreement.

Anything herein to the contrary notwithstanding, the Executive shall give written notice to the Board of Directors of the Corporation that the Executive believes an event has occurred which would result in a Constructive Termination of the Executive's employment under this Section 6f, which written notice shall specify the particular act or acts, on the basis of which the Executive intends to so terminate the Executive's employment, and the Corporation shall then be given the opportunity, within thirty (30) days of its receipt of such notice, to cure said event; provided, however, there shall be no period permitted to cure a second occurrence of the same event and in no event will there be any period to cure following the occurrence of two events described in this Section 6f.

7.

Covenant Not To Compete and Non-Disclosure of Information.

a.

Covenant Not To Compete.  The Executive acknowledges and recognizes the highly competitive nature of the Corporation's Business and the goodwill, and continued patronage constitute a substantial asset of the Corporation having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, and as except as may specifically otherwise approved by the Corporation’s Board of Directors, the Executive agrees to the following:

(1)

That during the Restricted Period (as hereinafter defined) the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities, whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise that are directly competitive with the Corporation.

(2)

That during the Restricted Period, the Executive will not, directly or indirectly, compete with the Corporation by soliciting, inducing or influencing any of the Corporation's Clients which have a business relationship with the Corporation at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Corporation.

(3)

That during the Restricted Period, the Executive will not directly or otherwise influence any employee or agent of the Corporation to discontinue such employment or agency relationship with the

Corporation, or employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities of the Corporation (the “Competitive Business”) to employ or seek to employ for any Competitive Business any person who is then employed by the Corporation.  Employees, however, are free of their own volition to join Executive in non-competitive business activities.

b.

Non-Disclosure of Information. The Executive acknowledges that the Corporation's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Corporation's sources, products, services, pricing, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Corporation and/or the Corporation's Clients, and (the “Proprietary Information”) are valuable, special and unique assets of the Corporation, access to and knowledge of which are essential to the performance of the Executive hereunder. In light of the highly competitive nature of the industry in which the Corporation's business is conducted, the Executive agrees that all Proprietary Information, obtained by the Executive as a result of the Executive's employment with the Corporation shall be considered confidential.

c.

Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

d.

Corporation's Clients. The “Corporation's Clients” shall be deemed to be any persons, partnerships, corporations, professional associations or other organizations for or with whom the Corporation has performed Business Activities, including, but not limited to, suppliers or vendors with whom the Corporation has done or is endeavoring to do business.

e.

Restrictive Period. The “Restrictive Period” shall be deemed to be two (2) years following termination of this Agreement.

f.

Business Activities. “Business Activities” shall be deemed to any business activities concerning owning, operating, managing, promoting or soliciting clients for the Corporation’s Business, and any additional activities which the Corporation or any of its affiliates may engage in during any portion of the 12 months prior to the termination of Executive's employment that Executive has knowledge.

g.

Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7a and b are essential elements of this Agreement.  To the extent that the covenants contained in this Section 7 may later be deemed by a court to be too broad to be enforced with respect to their duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision.  The provision as modified shall then be enforced.

h.

Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7a and b shall survive the termination of this Agreement and the Executive's employment with the Corporation for a period of two (2) years.

8.

Indemnification. The Executive shall continue to be covered by the Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of the Corporation with respect to matters occurring on or prior to the date of termination of the Executive's employment with the Corporation, subject to all the provisions of State and Federal law, the Amended and Restated Articles of Incorporation of the Corporation and the Amended and Restated By-Laws of the Corporation then in effect.  All expenses, including attorneys' fees, that may be covered by the these indemnification provisions shall be paid by the Corporation on a current basis in accordance with such provision.  Further, the Corporation agrees to maintain D & O and E & O Insurance policies as well as Employment Practices Insurance during all periods of Executive’s employment.

9.

Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Corporation hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Corporation may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

10.

Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Corporation, or in the case of the Corporation to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

11.

Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12.

Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

13.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

14.

Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Corporation in connection with the sale, transfer or other disposition of its business.

15.

Governing Law. This Agreement shall become valid on the effective date when executed. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida.

16.

Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17.

Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18.

Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement, which shall survive such termination in accordance with their terms.

19.

Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20.

Arbitration. Arbitration is proper in Palm Beach County, Florida if the parties cannot resolve their disputes regarding this Agreement.  The successful party will be awarded reasonable attorneys' fees, expenses and costs.

21.

Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

Witness:	THE COMPANY:

Bright Mountain Holdings, Inc.

	By:	/s/ Annette Casacci
Annette Casacci, Secretary

Witness:	THE EXECUTIVE:

/s/ W. Kip Speyer
W. Kip Speyer